Exhibit 99.3

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Moderator:	Welcome to today’s conference call to discuss the combination of IFF to combine with DuPont Nutrition and Biosciences. At this time, all participants are on a listen-only mode. Later, you will have the opportunity to ask questions during the question and answer session. You may register to ask a question any time by pressing the *1 on your touchtone phone. You may withdraw yourself from the queue by pressing the # key. Please note this call may be recorded. At this time, I would like to turn the call over to Michael Deveau, head of Investor Relations at IFF. Please go ahead.

Michael Deveau:	Thank you. Good morning, good afternoon, and good evening everyone. Thank you for joining our call to discuss the combination of IFF and DuPont’s Nutrition and Bioscience business. As a reminder, this call is being recorded and the press release and slide presentation regarding today’s news are available on the IR section of IFF and DuPont’s respective websites, as well as our transaction website: www.strongerinnovationtogether.com.

Today’s presentation will include non-GAAP financial measures, which exclude those items that we believe affect comparability. A reconciliation of these non-GAAP financial measures to their respective GAAP measures is set forth in our press release that we issued today and is on our website. I would like to remind everyone that all statements made during the call that relate to future results and events, including the proposed

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transactions are forward-looking statements and are based on current expectations. Actual results and events could differ materially from those discussed here. Please refer to the information on the disclaimer slides in the presentation, as well as the additional information contained in the regulatory filings for both companies.

Presenting on the call today will be: Andreas Fibig, IFF’s Chairman and CEO; Ed Breen, Executive Chairman of DuPont; Matthias Heinzel, President of DuPont’s Nutrition and Bioscience business; and Rich O’Leary, IFF’s Executive Vice President and CFO. With that, I would now like to introduce Andreas.

Andreas Fibig:	Thank you Mike. Today is an extraordinary day for both IFF and DuPont’s Nutrition and Bioscience business and represents a pivotal moment in IFF’s strategic journey to create a new global leader in providing differentiated, integrated solutions to the food and beverage, health and wellness, and home and personal care markets.

We are extremely excited to combine the two customer-focused and consumer driven organizations with leading positions in high value categories. Together, we will have among the industry’s most robust and diverse set of products to deliver the innovation and growth to our customer’s demand and capitalize on increasing consumer demand for healthier, more natural ingredients and solutions.

I will take you through the highly compelling value we believe this combination will deliver to our business, our team and our shareholders, as well as the transaction terms that will outline the immediate value equation opportunities this powerful combination provides for DuPont’s

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shareholders and Matthias will talk through an overview of the N&B business. Rich will cover the financial outlook for the combined business and I will go through it by diving into our integration planning and how we will bring this vision to life.

Starting with slide 5. This combination is a true partnership of equals and has been unanimously approved by the boards of directors of IFF and DuPont. The transaction value values the N&B business at approximately $26.2 billion and the combined company at $45.4 billion on an enterprise value basis, based on IFF’s share price as of December 13, 2019.

Another term of the agreement, DuPont will receive a one-time $7.3 billion special cash payment subject to certain adjustments and DuPont’s shareholders will own 55.4% of the shares of the combined company. IFF’s shareholders will own 44.6% of the combined company. Once the transaction closes, I am pleased to say that I will be Chairman and CEO of the combined company. DuPont’s Executive Chairman, Ed Breen, will join the board as the DuPont appointee and become our Lead Independent Director in June of 2021. He will play a key role in integrating the businesses.

Moving to slide 6. This is a truly powerful combination. Consumer demands are shifting towards natural, health and wellness products and the combination of IFF and N&B will be among the only industry players able to lead and accelerate these trends. A key early move advantage.

IFF’s leadership and natural solutions and N&B’s leadership in clean label including cultures, enzymes, and soy proteins will be a vital component in the creating ingredients that meet consumer needs for better-for-you

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products. This is not about scale. This is about first move advantage. To redefine our industry and deliver what our customers demand. Our complementary product portfolio will be among the most balanced in the industry. Together, we will have one or two positions in high value, most in-demand ingredient categories across our shared markets of food and beverage, health and wellness and home and personal care.

Our team of more than 20,000 strong will have cutting edge innovation and powerful R&D and application development capabilities to create industry-leading solutions for our customers. This is a category redefining opportunity for IFF and N&B for our shareholders and our global teams. We will expand our region to 40,000 customers worldwide with a differentiated set of solutions to better serve both large multinationals and fast-growing small and medium size customers. By meeting our customer demands, we will be an invaluable partner to them and in turn generate strong financial returns for our shareholders.

Slide 7 outlines the compelling financial profile of the combined business with strong margins and prospects for enhanced growth and margin extension. On a pro forma basis, we estimate combined 2019 revenues to be greater than $11 billion and EBITDA to be $2.6 billion US, and we are targeting an adjusted EBITDA margin of approximately 23% pre-synergies and approximately 26% as we capture our cost synergies.

I would like now to turn it over to Ed to say a few words.

Ed Breen:

Great. Thanks, Andreas. Turning to Slide 8, I’m very pleased to be here today to announce the combination of these two strong businesses. We are creating an industry leader with the combined R&D engine, product

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portfolio and common cultures to deliver the natural, healthy, sustainable solutions customers increasingly demand. We all know how the food, beverage, health and wellness and personal and homecare industries are evolving. We’ve seen the pace of change, the growing consumer expectation for products across the range of industries we serve that are healthier, naturally sourced and more sustainable. Together, we will be able to deliver the solutions that enable these products faster, better and more efficiently than anyone in the industry, and we’ll be able to quickly penetrate a larger segment of each market than any of our competitors.

N&B is a special business and our team has built incredible value, so we conducted a thorough process to find the right partner to advance that progress. IFF is the best partner in every respect. The transaction is truly a win-win. It creates growth opportunities that will benefit all stakeholders of both companies and it creates attractive value for shareholders over the short, medium and long-term. The transaction, as Andreas said, values N&B at $26.2 billion, and most importantly, it is tax-efficient for our shareholders. It unlocks value that we could not have realized in the context of our other DuPont businesses. We will deliver approximately $300 million in cost synergies and about $400 million in growth synergies on a run-rate basis.

We have learned over the past couple months that our management teams and cultures see the business and the opportunity very similarly, so it makes sense that we will also have a balanced board and we have a highly experienced leadership team with representation from both companies. I am personally looking forward to serving as lead independent director and to working closely with Andreas as Chairman and CEO as we help the team drive the integration process.

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I am confident that given the highly complementary nature of these two businesses, the path to integration is clear. We’ll have the time necessary to do it right and do it efficiently and have a lot of collective experience to get it done on time. I look forward again to working closely with Andreas and the broader team as we move through the integration process and following that to realizing the many value creation opportunities we see from this combination.

For DuPont, as I said, this unlocks the incredible value tied up in N&B. We are very pleased to have found the right partner. Our remaining businesses will continue to create value by applying competitive advantages to solving customer problems in high-margin, fast-growing markets, and as this transaction indicates, active portfolio management will continue to be a key strategic value driver.

Now, let me turn it over to Matthias.

Matthias Heinzel:	Thank you, Ed. For those who may not be as familiar with our N&B business, we are truly a global, innovation-driven special ingredient business. Turning to Slide 9, our N&B business continues to deliver strong results. We generate about $6 billion in annuals sales with an industry-leading 24% EBITDA margin. Additionally, we have a very strong R&D pipeline and generate approximately 25% of our sales from products introduced within the last five years.

N&B has more than 10,000 employees spread globally with 70 manufacturing sites in more than 30 technology innovation centers across four continents. We serve more than 10,000 customers with a diversified

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portfolio in food and beverage, health and biosciences and pharma solutions. Slide 9 shows that we are a world-leading bioscience innovator with product [unintelligible] that deliver sustainable, clean-label and high-performance solutions.

In our food and beverage segment, we have one of the broadest portfolios of natural and plant-based specialty food ingredients. This is where consumers are headed and we are leading the way. Our pharma solution segment is a global player in excipients for pharma and [dietary] supplements. Like IFF, our customer is at the center of everything we do. We share the same vision and are aligned on the same goal to be the world class leader, the premier choice for our customers, giving us a durable, long-term advantage in the specialty ingredients and solution space. My N&B leadership team and I are very excited about the opportunities of the combined companies and we’re looking forward to working with Andreas and his team on a smooth integration.

With that, I’ll turn it back to you, Andreas.

Andreas Fibig:	Thank you, Ed and Matthias. We are very delighted to have you here and to welcome the N&B team to the IFF family as we work together to transform the industry with differentiated ingredients and solutions. Those of you who follow us closely know that IFF is a global leader in natural taste, scent and nutrition. We have a strong financial profile, a broad customer base and a diverse revenue base.

Slide 12, we are a long-time industry leader in developing natural and synthetic fragrance ingredients. Coming out of our [unintelligible] position early last year, IFF strengthened its position as a top provider of

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flavors, savory solutions and natural taste solutions for the food and beverage industry. With this combination, we’re also strengthening our position in the nutrition ingredient space where we are not delivering a full suite of natural product offerings to the fast-growing segment of small, mid-sized and private label customers.

Further, this transaction is strongly aligned with our Vision 2021 goal. The customer is the focus of everything we do, and with this combination, we’re strengthening each of our four pillars of Vision 2021, unlocking growth opportunities, driving innovation, managing our portfolio and accelerating our business transformation.

Slide 13, when I think of a company that can redefine its category, I think of the combination of these two businesses. We will be a powerful leader with even better R&D and application development capabilities, and even deeper and more robust product development pipelines and a portfolio that will be among the most balanced in the industry, and we will have real strengths from our shared cultures led by science and creativity to unlock the potential of this combination.

Slide 14 firmly demonstrates our combined leading positions in food and beverage, health and wellness and home and personal care which we believe will truly be the envy of the industry. While our peers may have strong positions in one category or a select few, the new IFF will have depth, breadth and strengths of capabilities across categories which will give us an exceptional competitive advantage. We have a clear path to become an invaluable partner of choice for our customers.

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Turning to Slide 15, IFF and N&B together will deliver a highly-compelling value proposition to all our customer types. For global multinationals, we will bring deep experience with high-growth segments, faster speed to market and deep consumer insights. For regional organizations, we will provide global reach to support regional and/or global expansion, paired with strong local presence and a culture of collaboration. For new brands, we will be their end-to-end partner from idea to creation providing the reliability of scale and the power of global reach.

We will be exceptionally well-positioned to solve real problems of our customers. We will be able to meet our customers’ expectations for more integrated solutions. On day one, the combined company will immediately be positioned to capitalized on cross-selling opportunities, leveraging the breadth of our combined portfolio and expanded customer base to drive sales and profitability.

Integrated solutions are not just one thing. By joining forces, our company will go from limited capability to leading capability in the core areas critical to fully integrated solutions. Those include bundling of two or more ingredients in a single solution, building food prototypes and, either off-the-shelf or in collaboration with customers, offering a full solution. Together, we will be among the only players in our space able to accelerate our capabilities further along this continuum of product integration.

So how will we achieve this differentiated offering for our customers? Turning to Slide 16, we will have industry-leading R&D capabilities and an even deeper product development pipeline to be a strong innovation

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partner for our customers. This powerful capability will help our customers drive growth and meet their consumer demands, and we will be able to have some of the most exciting, fastest-growing consumer products succeed around the world. We will do all of this while continuing both companies’ leading commitments to sustainability.

On Slide 17, here are two examples that illustrate what this will mean for our customers and the incredible opportunity ahead of us with this combination. Across our shared end market, we see meaningful opportunities for full service solutions to drive growth and innovation. Let me share these two examples. Today, IFF provides the flavor, seasoning, taste modulation and natural color for plant-based burgers, while N&B provides the texturants, binders, enzymes and plant-based proteins. In personal care, IFF provides the encapsulation delivery system and scent products for detergents, with N&B providing the enzymes for fluidity and stain removal. In each of these cases, together, we will be able to deliver all of these products in one solution to our customers.

Now, I would like to turn the call over to Rich who will talk us through the financials.

Rich O’Leary:	Thanks, Andreas. Turning to Slide 18, IFF and N&B are very complementary and we share many of the same end markets. The combined business will have a balanced geographic footprint and an extended customer base. We will have access to faster-growing, more profitable categories with an enhanced ability to drive sales by our cross-selling opportunities across the entire portfolio.

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Slide 19 highlights our tangible path to drive approximately $400 million of gross revenue synergies by year three. We expect to achieve these synergies by targeting overlapping end markets to cross-sell flavor and fragrances into N&B customers and vice-versa. Examples of this include meat replacement, ice cream, infant nutrition and fabric care. We also plan to cross-sell complementary solutions and leverage N&B’s extensive product portfolio to increase penetration with IFF’s large SME customer base.

For cost synergies, we’re targeting approximately pro forma cost synergies of $300 million on a run-rate basis by year three, driven by procurement excellence along with manufacturing and organizational efficiencies. Together, the combination will have pro forma 2019 estimated sales greater than $11 billion with the strongest pro forma 2019 EBITDA margin compared to our peers at almost 26% with run-rate cost synergies included. The combined entities’ attractive financial profile and highly-efficient business model will support both continued growth and reinvestment in higher return areas.

Turning to Slide 20, we expect to have a moderate pro forma leverage of approximately four times at transaction close, and we will target a deleveraging profile to below three times by year two post-close. Deleveraging will be driven by our substantial free cash flow generation and we commit to maintain investment-grade credit rating and will continue our current dividend policy.

With that, let me turn it back over to Andreas.

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Andreas Fibig:	Thank you, Rich. While we focus on separating the N&B business from DuPont, we will be diligently working to execute our roadmap to integrate these businesses as described on Slide 22. This will happen in parallel with our ongoing food aroma integration work which is proceeding well and which will be expected to be completed in the third quarter of 2020. We will tap the combined integration muscle of both IFF and N&B along with robust external subject matter experts.

Our integration office, to be composed of leaders from both companies, will be planning for three main objectives for integration. These include delivering on our base plans for both businesses, establishing a dedicated team to ensure execution and synergy realization, and seamlessly combining activities to extract the best of both companies.

In summary, today is a big day for our two companies. It is the culmination of a long strategic journey for IFF, and once the transaction is complete, we will become a global specialty ingredients and solution leader. We will instantly lead the race to develop integrated solutions and we will have greater global scale to meet what our customers demand – high quality products, innovative solutions and strategic partnerships to deliver growth. We are incredibly excited for what comes next.

With that, let’s open for questions.

Operator:	At this time, if you would like to ask a question, please press the * then 1 on your touchtone phone. You may withdraw your question at any time by pressing the # key. Again, it is *, then 1 to ask a question today. We will take our first question from Mark Astrachan with Stifel. Your line is open.

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Mark Astrachan:	Good morning, everybody. I guess maybe one question for DuPont and one question for IFF. From DuPont’s standpoint, I guess I’m curious, what’s most compelling about IFF’s offer compared to others and what gives confidence to being tied to IFF shares as the best path for DuPont’s shareholders? Then for Andreas and Rich and team, how do you keep DuPont employees, customers motivated as well as customers happy and engaged over what’s likely to be a fairly disruptive process in demerging and merging [DNV] into your business? This seems to always be a bit more complex than expected at first, so maybe if you could give comfort that you have some idea of how you can handle that, that would be helpful.

Ed Breen:	Yes, Mark, this is Ed. I’ll start out and take the first part of your question. By the way, rather interesting process, I’ll describe it to you a little bit, but the punchline was we wanted the best strategic fit for the long haul, but let me come back to that because thank heavens, we didn’t have to scratch our head and make a decision based on price and value that we were getting for the business. We had three highly motivated bidders that wanted the company. All three offers literally sat financially on top of each other. The mix of cash was different in each one depending on size and EBITDA, but they literally sat right on top of each other, so I think it kind of proves we got the value for the business that the DuPont shareholder [unintelligible] and everyone viewed the value pretty much the same way.

So it was nice not to have that as one of the considering items, and then it was really, to us, the most important thing, strategic fit. By the way, when I say that, there’re many aspects to it, but if I just give you the punchline

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on that, it’s the breadth of this portfolio that is so powerful that is going to give us a major competitive advantage moving forward. By the way, I would just point back to the one chart with the two examples on it with the meatless burger and the detergent. There are dozens of examples like that where we’re going to be combining significant ingredients together for customers, so just the power of this, you can’t duplicate again easily. No one can go merge with somebody else in one deal and create this combination that we now have.

So that was the number one key, and then I would say very much importantly, because I’ve done many mergers before and things like this in my career, culture is extremely important here and I can say this to a person – and Matthias is already smiling, he knows what I’m going to say – our team unanimously has been bugging Mark and I to please do the deal with IFF because we think the same, our R&D machine is kind of the same, the way we go about it, the way we focus on our customers, and the two teams get along, and obviously, they know each other from the industry. So that cultural fit becomes really important to us, so that was the big reason.

Andreas Fibig:	Mark, before I take it, I would like to give it to Matthias because I think it’s important that he gives us his perspective on that.

Matthias Heinzel:	Yes, and you’re right, I’m smiling because I mean we’re really thrilled about the outcome. I mean the board unanimously approved, but I can also say my leadership team, we’re unanimously voting for that outcome because we are really excited about the strategic rationale to really offer combined [Unintelligible] for our customers but also about the fit in terms of [Unintelligible] the passion for innovation and science. Great outcome, and we’re really looking forward to building a great company together.

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Andreas Fibig:	The good thing is, Mark, that we believe that teams will stay focused in the period until we close the deal. We will prepare very, very well for day one. We are all ready, Matthias and myself, thinking how we organize ourselves. I think we have a clear road map, and a clear plan are already in place. The good thing is if you look at the [Unintelligible], it is more about the enabling function because the business is already very, very [Unintelligible] and very, very separated, and they can focus on their customers and driving gross. The excitement is certainly very high on the IFF side as well because we are tipping our toes for more than a year and to cross [Unintelligible] and some complete solutions, and we just see the opportunities, and what we can generate here together, it’s unbelievable. The excitement on our side is, I believe, the professionalism, and the execution of it is high on both teams because N&B has done integrations before IFF has done it before. I think we will form a highly professional team who can do that.

Operator:	We’re going next to David Begleiter with Deutsche Bank. Your line is now open.

David Begleiter:	Thank you. Good morning.

Ed Breen:	Good morning, David.

David Begleiter:	Good morning. What will the role be on current nutrition and bioscience imagine being in a new company? In terms of your role, why the delay in assuming the lead independent director position until June 2021. Why not immediately upon close?

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Ed Breen:	Well, that will have closed and then we’ll do it at the annual meeting which won’t be any later than June of 20, whatever that is, 2021.

Andreas Fibig:	2021.

Ed Breen:

It’s just the transition at that point. It’s effectively around—we’ll be closed a few months at that point in time. By the way, I do plan on going to a few board meetings with IFF pre-closing the deal because we got a lot of integration work that will be going on. We’ll already be cross-pollinating and my gut is that I’ve done in past doing deals like this, as we start announcing the board members that we’ll be bringing on, they will also comment and meet with them, the board of IFF and all that. We’re already integrating, talking about strategy and everyone hits the road kind of day one, ready to move and understand what we want to accomplish and what’s going on. I’d also point out on the integration side, Andreas made a couple lead points but to highlight them, there’s heavy lifting to do with DuPont to get this done, carve outs, IT work and many of you on the phone have heard me ad nauseam on the last four years because that’s what [Laughter] we’ve been doing, legal entity work and all that, but it has nothing to do with Matthias and his team running the business. We do all that with separate teams at corporate and we’re pretty darn good at that kind of stuff, so it doesn’t distract them. I’d also make the point on the integration. Our team is highly efficient at this. You’ve watched us for four years. We’ve done some major, major deals here. I think from the outside, they went pretty smoothly and Matthias, by the way, was here for the Danisco integration with his team in the last two years. Remember, we

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integrated the Dow business into N&B. We put in the FMC business into this company and we also merged our IB business into this business all in the last two years. Again, it happened seamlessly, you didn’t really notice the behind the scenes. We will set-up the integration office just the way we’ve always done it with Andreas is in agreement with, and we will click and clock this thing every day as we go through the next year. I feel really good about it. We spent a lot of time already talking about how this is going to get accomplished.

Rich O’Leary:	I think on our side, it fits well from the timing standpoint. Also, you’ve heard us talking the third quarter call that from the front end of the business, your go-to market implementation from the food [room] side will be done by the second quarter of next year from an operational standpoint, and the integration on the footprint side will be about 90% done by the end of the third quarter of next year and that works well in terms of then being able to fully focus on this integration when the transaction closes in Q1 of 2021.

Ed Breen:	But we feel really good about that. By the way, many of you have noticed from mergers, we can layout everything except customer strategy. We kind of stayed away from that. We will stay away from that but everything else, operations, as Rich just said: factory footprints, overhead structures, who’s in management – all of that will get done as fast as we can move and the planning will be done by the time we actually do the merger.

Operator:	We will take our next question from Jeff Zukauskas with JPMorgan. Your line is open.

Jeff Zukauskas:	Thanks very much.

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Male:	Good morning Jeff.

Jeff Zukauskas:	Hi, good morning. Because IFF and the DuPont Nutrition and Health business don’t directly compete, but you probably have overlapping raw materials, can you I guess work together and understand your raw material position in advance of the closing of the deal and can progress be made on upgrading the ERP systems to make them more compatible so that in the first year of your combination, the realized synergies are larger rather than smaller?

Rich O’Leary:	Yes, Jeff. As Andreas already talked about, that’s going to be a key focal point of the integration office and the program that’s in place. We use similar approaches already in both businesses. I think that’s the procurement side. What we can get into is specific economics in terms of pricing. We respect that both companies are independent until the closing, but we can work through clean room and work with the consultants. We’ve already done an extensive amount of work already and that really is a driver – the single biggest driver. About half of the savings are related to—the cost synergies are coming from the procurement side. So that’s certainly the focal point and we’ll have ample opportunity on the IT side to work on – while N&B is getting carved out of DuPont, on our side, we have to do the planning in terms of how do we connect those systems into the IFF side. Again, as was mentioned earlier, these businesses, from an operational standpoint are already operating independently today so there’s a lot less disruption because it’s more complementary than overlap.

Andreas Fibig:	Actually, coming back to the procurement piece of the raw mat, that is certainly something we did during the [DD] already to look at what could

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be the magnitude of the savings. I would like to remind everybody that during the [Unintelligible] integration, we are overdelivering on our procurement savings so we feel very confident that what we have on the plan right now we can deliver.

Ed Breen:	Yes, and Jeff one of your points is key here. I think our timeline to close this transaction is very safe because there is not overlap. We’re broadening out the portfolio so anti-trust issues aren’t there. So we’re not going to have second reviews of things like that. I think that really helps the timeline.

Jeff Zukauskas:	Okay, great. Thank you.

Operator:	We will take our next question from Jeffrey Sprague with Vertical Research. Your line is open.

Jeffrey Sprague:	Thank you, good morning. Just the one follow-up on that last point and then a different question. So Ed, what is the long pole on the tent here then to getting to completion? It doesn’t sound like it’s regulatory. It sounds like it’s just the underlying blocking and tackling.

Ed Breen:	Yes, it’s really three – well two, about three things. It’s the carve out financial work that again happens at our corporate office, not in N&B. It’s the IT capability to lift it out and transfer – you know, there’ll be test periods with IFF you go through to make sure everything is tick and tying and working and we can close our books and all that. As you know, we have great experience at that too. We’ve done many of them. Then the legal work, you’ve got to kind of go country by country and redo your legal structure to make sure you’re still being very tax efficient. You get everything right and all that. So that would be the three big buckets and again, they’re all done in Jeanmarie’s team up in corporate in Wilmington.

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Jeffrey Sprague:	Then, with this dividend that DuPont will receive, Ed, $7.3 billion I imagine you’re going to pay down some debt, but what about the remainder? Are you thinking share repurchase or…? What would be the game plan?

Ed Breen:	Yes, so we’re going to have to pay down a good kind of $5 billion to de-lever because of the EBITDA leaving the company. We still want to keep ourselves in a very strong financial profile so that will occur. Give or take, there’s $2 billion-$2.3 billion of excess cash. Look, you know our profile. We’re very shareholder friendly. There might be some [bolt] on M&A we want to do here. You’ve watched us do a few interesting things lately in the water space, but generally speaking, we’re not going to sit on the cash. We’ll be shareholder friendly.

Jeffrey Sprague:	Thanks. Congrats, great deal.

Ed Breen:	Thanks, Jeff.

Operator:	We will take our next question from Lauren Lieberman with Barclays. Your line is open.

Lauren Lieberman:	Great. Thank you. Good morning.

Ed Breen:	Good morning, Lauren.

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Lauren Lieberman:	Two questions. Thanks. The first thing was just around the mid-single-digit revenue targets with the combined companies going forward. I just wanted to understand a bit what the expected growth is that you rolled for the two legacy businesses because my understanding is the DuPont business has sort of been flattish to up 1% more recently and even the last couple of years so just a little bit of visibility on that and why that business should accelerate would be great. Then the second thing was just on integration timeline. It just sounds like – because a couple of different times on the call you talked about getting going right away with integration planning and in RMTs that I’ve seen in the past, there’s really been a pretty heavy restriction on the companies being able to work together because of competitive dynamics. So I want to be clear there’s nowhere that the two companies currently compete so you really can start this planning work immediately. Thanks.

Rich O’Leary:	Yes, good morning, Lauren. Now, let me start with the second one. You’ve got exactly from a market standpoint, there’s almost no overlap so I think that’s why we feel very confident in our ability to, one, from a regulatory standpoint, no challenges. Second thing, it enables us to get into the details of the integration planning. In terms of the growth rates, I would say that post-closing, the growth rates that we’re projecting for the N&B business is right in the middle of our organic growth rates that we’ve had historically a 3% to 5%. On the IFF side, yes, we’ve got sort of the same thing, the middle point of our 3% to 5% but clusters still have some of the cross-selling synergies from the Frutarom side so we’ll probably be at the higher end of that 3% to 5% range and then on top of that, you get the cross-selling – the $400 million of this combined deal that drives it above the 5% range.

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Andreas Fibig:	Maybe on the RMT?

Ed Breen:	Yes. Your comments, Lauren, on the RMT and doing the integration work, if you put it in a percent, about 90% of what we need to do we’re allowed to do during the next year and again, it’s really you’ve got to stay away from customer-customer profitability and sharing those types of things but all the other work, looking at overhead structure, factory efficiency, warehouse efficiency, procurement, all those things we’re going to preplan and literally, we’ll have a playbook line by line by line of exactly what’s the item, how are we going to get the cost synergy, who’s responsible for what’s the return on investment on each one of them and we’ll just very rigorously track them and that system will work very well for us.

Andreas Fibig:	Matthias, your comment on the business?

Matthias Heinzel:	Yes, I know. It’s Matthias here. Talking about the N&B situation, I mean we have been up to [unintelligible] the digits over the last couple of years. If you look at the organic growth, there’s some very high growth in probiotics and enzymes business. 2019 is a bit of an adjustment year due to some market situations in China and in the US. We see already growth going back in Asia in probiotics so we’re very confident about our growth expectation going forward. We have put enough now capacity and the right capacity in place in the high growth areas in probiotics and cultures so we are very committed and getting back to this kind of growth curve going forward.

Ed Breen:	Yes and by the way, for those not familiar among the call, we just finished three months ago, $100-million expansion on our probiotics line. We are flat out on capability from a production standpoint. So we just completed that and that will help us now over the next few years.

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Operator:	We will take our next question from Vincent Andrews with Morgan Stanley. Your line is open.

Vincent Andrews:	Thank you. Good morning, everyone, and congratulations.

Ed Breen:	Thanks.

Vincent Andrews:	Ed, maybe you could talk to us about how you’re thinking about next steps at RemainCo, DuPont. IFF is showing you they can do two transactions at once. Is that something you think you could potentially do if it made sense with one of the other segments or do we have to wait before Nutrition and Biosciences is separated before you might consider another large-scale event?

Ed Breen:	Well, I will say this to you, I’m going to definitely try to get some downtime over this holiday so [laughter] don’t expect anything in the next couple of weeks. No, look, we’re capable of doing more than one thing at a time and we said that before and look, I think we’ve been very transparent that we’re going to actively manage the portfolio. By the way, I like what’s in new DuPont. I guess some people are calling it RemainCo right now. There’s a great set of assets and we will do whatever we need to do to create value long term for our shareholders. We’re obviously not afraid to make moves like this. If there’s something there that’s good for our shareholders, we will clearly look at it and make a move against that. On the other hand, we like growing our business organically. We have some interesting bolt-on opportunities. We like in the company, there are good returns for us and we’ll be looking at that also.

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Vincent Andrews:	Thank you and enjoy your vacation.

Ed Breen:	Yes. [Laughter]

Operator:	We will go next to Faiza Alwy with Deutsch Bank. Your line is open.

Faiza Alwy:	Great. Thank you. Good morning.

Ed Breen:	Good morning.

Faiza Alwy:	Morning. Andreas, I wanted to ask about first on the potential disruption point and maybe it would help if you could compare and contrast relative to Frutarom because I think you would agree that in year one, Frutarom hasn’t performed in line with expectations. So how do you ensure that the same thing doesn’t happen again?

Andreas Fibig:

Look, Faiza, I think that’s a very, very valid question. I believe that we have made good learnings over the last couple of months and I would say what has worked extremely well was everything related to cost synergies whether it is procurement, manufacturing footprint or overhead cost. That’s the reason why we are overdelivering and we will take this blueprint and we’re already talking to Matthias how we basically can do this for the new combined company. I think we are good on this and both companies as we said before have great experience. On the other hand, the things which didn’t work so well were some one-time effects on the sales side and then the compliance in Russia so I would say here, we are very,

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very secure because we don’t expect any compliance topics. We have two US entities and US companies emerging together as number one. Number two, we will go with nice tailwind into that – sales-wise into that integration because we expect a good rebound as Matthias just said in his business for next year. We are pretty set what we can expect for our business so I believe that’s good and we will see no of these one-time effects. The major, major topic, and maybe Matthias can comment on that one as well, it’s the combined culture because it is – when I, during the DD, walked into some of the DuPont facilities, it felt like home. We were talking the same language and we have same capabilities in different areas but it’s very science-driven, science-led so we believe that this is something which is very, very strong going forward but Matthias, please, you comment.

Matthias Heinzel:	Yes. Thank you, Andreas. I mean like Ed mentioned over the years, we’ve had quite a bit of expertise starting with the [business] integration which I was involved in, the FMC, the Dow [Dupont] and pharma so I think my leadership team which is a very global, very diverse team as well the expertise, we would apply the right processes but at the end of the day, it’s I think the people working together and the shared vision, the passion, the [unintelligible] [footprint], innovation and customers. So certainly, I can echo what Andreas said. I mean [unintelligible] through the two divisions, we came up with a very collaborative and again shared vision for the future.

Ed Breen:

By the way, I think that’s a big distinction. Frutarom brought a lot of great ingredients and products and all to the table but there’s no depth. The depth of the N&B team is very, very strong and I mean this in a positive way. It’s a very process-driven. They know what they’re doing. They

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know how to do this. I think that’s a huge distinction and there’s another big distinction. We have a full year to plan this one which was not the case in the others so that’s a lot of planning time to get this right. We will definitely use that time to our advantage.

Operator:	We will go next to Steve Bryan with Bank of America. Your line is open.

Steve Bryan:	Yes. On slide 14, you list 10 businesses where the combination here results in a category leader, just wanted to ask whether that category leadership in any of those 10 businesses was a result of the combination and then also wanted to ask Matthias, which of your businesses do you see the most potential for revenue synergy by tapping into IFF’s customer relationships?

Andreas Fibig:	Maybe Matthias, you can take it right away.

Matthias Heinzel:	Yes. Look, I mean if you look at the food and beverage segment, that’s certainly where we see strong synergies. At the end of the day, we are all consumers every day and we like products with the right texture, with the right [mouthful] and at the end of the day, they need to taste that. I think, with this combination, we will be able to really bring even better innovation on food, which we, as consumers, would like even more. The other aspect is like, for example, home and personal care. We would, again, serve the similar customer base but we really bring out expertise together. We’re really tremendously looking forward to this, unleashing now the potential going forward.

Andreas Fibig:	It makes it, actually, Steve, easier for us because we have limited overlap in some of these categories, but the categories play very well together, and

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I think that’s a huge difference. I’m glad you picked slide 14 because that’s, for me, the pivotal slide because it shows the strength of the combined company, which is not replicable easily by any of our competitors, and that will drive us as a very invaluable partner for many, many of our customers, whether they’re big or small customers.

Steve Byrne:	Ed, any of your corporate costs going to be allocated to this deal?

Ed Breen:	No, we’re going to end up having some stranded cost on the DuPont. Jean’s already got a team [Laughter] as we’ve been through this before, has the team working to identify all the stranded cost that we’ll have. Obviously, we’ll have to deal with that, but we’re well on top of it, we know what we’re doing. By the way, it’s probably in the ballpark of give or take $100 million. I mean, in the scheme of the company, it’s not a big number, but we have some lifting to do to clean that up. Nothing from “corporate”. We’ll, obviously, go over to IFF. That won’t happen.

Steve Byrne:	Good. Thank you.

Ed Breen:	Thank you. [Laughter] I could give you some. [Laughter]

Operator:	We will take our next question from John Roberts with EBS. Your line is open.

John Roberts:	Thank you. It doesn’t seem like there are any cost savings in R&D. I was thinking this might have been a little bit like the crop protection combinations from Cortev where R&D might have been a synergy area. If you could talk a little bit about that, because I assume you work on a lot of the same type of programs.

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Ed Breen:	Yes, I’ll let IFF talk a little more detail, but this is a very key point. By and large, you keep the R&D from both organizations here. It’s over $700 million. They give you a couple data points. If you line up all the pure companies in the industry, the next spend is just a little over half of our R&D spend, and the next three players, it’s literally like a third of the spend. So this goes back to Andreas’ point – so we have the breadth of the portfolio now, but for this company to be spending R&D at that clip – which by the way, is the same percentage that the two companies have been running at is a really competitive advantage over the next set of years. So it’s not an area where you’re going to take a lot of your synergies from. There will probably be some overlap where you would look at and redivert those dollars but as Rich said in where the synergies are coming from, it’s really in a lot of other overhead structure, procurement, factory consolidation, looks – those types of things are the bigger lift.

Rich O’Leary:	Yes, I think there’s a little bit in there, I mean, more from a program standpoint, but I mean when you look at the strategic rationality of this deal, it’s about the growth. It’s about the product portfolio, innovation and we don’t want to cut corners on that. I think there are some programs that both sides are working on that we can take the best of both and get some of it but it’s not a key driver, no.

Andreas Fibig:	Actually, the focus on where we want to spend is go to market, make sure that we bring in the sales and having a really great R&D machine here. That’s a good thing. That’s actually one of the first things we will do and John, you will like that, that we review again, after [Unintelligible] what our programs in R&D and how can we roll out these combined technologies and just look at the IP portfolio we’re having right now. This is as well completely unmatched by any of our competitors.

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Male:	And Ed, the tail end of the release reiterates your fourth quarter guidance but notes that the mix is going to be a little bit different than we earlier thought. Maybe you could just give us the offsets to the continued weakness in the transportation, and industrial, and electronics area?

Ed Breen:	A couple issues were in S&C and in E&I. We had some supply disruption in E&I mostly on the [Unintelligible] side that just slowed us down a little. It goes into our [Unintelligible] happens to be a high margin category for us so it affected us more as you noticed. Our sales guidance we left but we had a little bit of a mixed shift in the EBIDTA because of that. Then we had a very key customer – I don’t want to say names, but it was very public – had a fire and that slowed down on our [no-mix] side and all that. That’s a very high margin business also. One of them is kind of resolved; the other one is almost resolved. The other was just one-offs but it hit us by a little bit. So, we reconfirmed sales. We reconfirmed meeting our EPS guidance and we just wanted to let you know, maybe just a little drift to the lower end of our guidance range on EBITDA but no change in business tone out there. T&I is running where we said it would. Really, no change is how you see the demand out there in the global market.

Operator:	We will take our next question from Kevin McCarthy with Vertical Research. Your line is open. [Pause] Kevin, your line is open. Please check your mute function. Once again, Kevin, if you can hear us, please check your mute function.

Michael Deveau:	Hi. Operator, we can go to the next question please.

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Operator:	As a reminder, it is *1 to ask a question today. We will take our next question from Mike Tyson with Wells Fargo. Your line is open.

Mike Tyson:	Hey, guys. Congrats on the deal. I wanted to get a feel for what you think the long term value creation metrics are going to be. Your EBITDA’s $2.6 billion combined, you add in a lot of the synergy if you get the growth. Is the EBITDA potential billion plus over the next three years? Is that the math you get to generate the value, you think this entity will do over time?

Michael Deveau:	Yes, Mike. I think again, what I see the way I think about it, showing me the single-digit topline growth, significant margin expansion as we’ve talked about going from – both businesses are in the 22%-23% range today with just the cost synergies alone of basically 26%. That’s going to drive the value creation and drive the increase in EBITDA. That’s why I expect us to see long-term EBITDA growth in the high single-digit range. That’s the fundamentals of it and then we quickly build it, [Unintelligible] as we’ve talked about, giving the strong cash flows. Over that period of time, that’s going to drive incremental benefit from a shareholder standpoint.

Ed Breen:	What we should not, Mike, underestimate that, with this portfolio and I focus again on Slide 14, we have certainly different profitability categories in our portfolio and we will certainly focus on the more profitable ones. We did this already during the IFF time and I know that Matthias did the same on his portfolio but now we have great opportunity to basically, enhance our mix and that will drive at least mid and long-term profitability as well.

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Michael Deveau:	Okay, a quick follow-up. In terms of the DuPont businesses, the customers have been continually focused on naturals and natural products, how much of the DuPont asset supports that trend with customers and when you combine it with IFF, the total portfolio going forward, how much of that is natural-related?

Matthias Heinzel:	It’s Matthias. You’re certainly right. We do see a vastly-growing trend with health and natural. We are very well-positioned with our board portfolio. I’ll give you a few examples. For example, the enzymes using in the bakery industry are a great example. I think the whole plant-based trend where we are positioned with our soy proteins with additional ingredients. We’re also making sure that other products have a longer shelf life. We are using the full suite of offerings and then combining that with the IFF natural offering. We are well-positioned to really grow the trend. In my view, there is no other company positioned like us and this combination to serve this trend going forward.

Andreas Fibig:	As we said during our discussions, you could improve the flavor on the plant-based burger but we can do this now.

Operator:	We will take our next question from Jonas Oxgaard with Bernstein. Your line is open.

Jonas Oxgaard:	Good morning.

Andreas Fibig:	Good morning, Jonas.

Matthias Heinzel:	Good morning, Jonas.

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Jonas Oxgaard:	It looks to me like Nutrition & Biosciences is going through a lot over the last couple of years, merger and more merger, reorganization, spend and now we’re doing this. IFF seems to have gone through some through their own. How are you thinking about fatigue at the employee level for those?

Matthias Heinzel:	Hey, Jonas. It’s Matthias here. Certainly, we appreciate that. It’s certainly known. We have done a lot with Danisco and all the integrations but as I said, the team’s really excited. Of course, they’re a little bit tired. I guess we will all go for a long-deserved break but I’m really excited about this potential of combining both companies. That’s clearly the bottom line. Yes, we have done a lot but we have built expertise momentum and I’m also really happy that we really kept the laser-sharp focus on the customer and our product development. Again, with that mindset, you will see us planning next year, building a great company together.

Michael Deveau:	I can see from the team perspective that you can overcome that. I was more thinking from the frontline employees. At least my experience is that you do end up hitting a wall at some point with the workers.

Matthias Heinzel:	Yes. Look, we are working with our global sales team and with our application teams. We are doing a lot of communications but again, all the feedback I’ve got already over the last, whatever, 12 hours, is extremely positive and again, we are very well-positioned and working with them closely to help them through the change. Again, also here, we have built a lot of expertise of bringing people through the change.

Ed Breen:

Jonas, I would make one point having been through this before. People love working for the global leader and they know they’re now going to get distant down or they’re going up to the top of the heap. It’s a pretty darn

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good feeling and if you’re a sales person, it’s a pretty motivating thing that you’re like, “Oh my gosh, look at the tools on that. Now, I got to have them in my tool bag.” I think it’s actually a motivator. We’re not naïve about fatigue with people and all that but I actually think it makes it very exciting for the N&B team, the IFF team and everyone in the trenches.

Richard O’Leary:	Yes, and I think the statement is clearly there. Again, the complementary nature of this, it’s more about opportunity and how do we leverage all the capabilities and the breath of portfolio versus a significant amount of overlap where you have to get through a more complex integrations.

Operator:	Thank you. That is all the time we have for the Q&A session today. I’d like to turn the call back over to Andreas for closing remarks.

Andreas Fibig:	Thank you very much for your time. For us, it’s certainly a historic day and we will take more calls and one-on-ones. Thank you very much.

END